Exhibit 1.1

AMENDMENT TO UNDERWRITING AGREEMENT

THIS AMENDMENT TO UNDERWRITING AGREEMENT (this “Amendment”) is made and entered into as of June 28, 2022 by and among Software Acquisition Group Inc. III, a Delaware corporation (the “Company”), and Jefferies LLC, (“Jefferies”) and amends that certain Underwriting Agreement, dated as of July 28, 2021 (the “Underwriting Agreement”), by and among the Company and Jefferies (collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

WHEREAS, the Parties desire to amend certain provisions of the Underwriting Agreement pursuant to Section 19 of the Underwriting Agreement;

THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Amendments to the Underwriting Agreement. Effective as of the execution hereof,

(a) Section 2(e) of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

(e) Delivery and Payment for the Offered Securities. In addition to the discount from the public offering price represented by the Purchase Price set forth in the last sentence of Section 2(a) of this Agreement, the Company hereby agrees to pay to the Underwriters a deferred discount of $0.35 per Unit (including both Firm Securities and Optional Securities) purchased hereunder (the “Deferred Discount”).

(i) Upon consummation of the Business Combination, the Deferred Discount will be payable as follows:

(1) If the percentage of all issued and outstanding Class A Common Stock that is properly submitted for redemption in connection with the closing of a Business Combination (the “Redemption Rate”) is (A) greater than or equal to 85.00%, then 23.5% of the funds remaining in the Trust Account following the redemption of the shares of Class A Common Stock in connection with the Business Combination shall be immediately due and payable to the Underwriters, solely up to the amount of the Deferred Discount, and (B) less than 85.00%, then 100% of the Deferred Discount shall be immediately due and payable to the Underwriters (such payment pursuant to clause (A) or clause (B), the “Closing Deferred Cash Payment”). The Company shall cause CST to pay the Closing Deferred Cash Payment by wire transfer of immediately available funds to the Representative in the same percentages of the total number of Offered Securities such Representative purchased and as set forth in Schedule A hereto. The Underwriters hereby agree that if no Business Combination is consummated within the time period provided in the Trust Agreement and the funds held under the Trust Agreement are distributed to the holders of the shares of Class A Common Stock included in the Offered Securities sold pursuant to this Agreement (the “Public Stockholders”), (x) the Underwriters will forfeit any rights or claims to any portion of the Deferred Discount and (y) the trustee under the Trust Agreement is authorized to distribute the funds in the Trust Account otherwise constituting Closing Deferred Cash Payment to the Public Stockholders on a pro rata basis.

(2) To the extent the Closing Deferred Cash Payment from the Trust Account described above in paragraph (1)(A) is less than the full amount of the Deferred Discount, then the difference between the Deferred Discount and such Closing Deferred Cash Payment paid pursuant to paragraph (1)(A) shall be referred to as the “Post-Closing Deferred Cash Obligation.” The Post-Closing Deferred Cash Obligation shall be due and payable in cash to the Underwriters upon the earliest to occur of the following:

(A) The earlier of (x) the maturity date of the Company’s (or any successor issuer’s) 7.00% Convertible Senior Notes due 2026 (the “Convertible Notes”), and (y) the date on which all of the Convertible Notes have been repurchased, redeemed or converted in accordance with their terms, such that there are no Convertible Notes outstanding; and

(B) The closing of a sale of newly issued equity interests of the Company (or any successor issuer’s) with net proceeds to the Company (or any successor issuer) of at least $25.0 million; provided, that this clause (B) shall not include (w) existing stockholders’ resales of equity interests of the Company; (x) redemptions of outstanding warrants of the Company; (y) any issuance of Company Shares (as defined below) in connection with the conversion of the Convertible Notes or (z) any issuance of Company Shares upon (I) exercise of outstanding warrants of the Company or (II) exercise, vesting or settlement of options, restricted stock units or other securities convertible into Company Shares issued pursuant to an employee incentive plan of the Company, including, in each case, in connection with any “cashless” redemption of such outstanding warrants, options, restricted stock units or other securities.

(3) Notwithstanding the foregoing, however, the Representative may, in its sole discretion, at any time, and from time to time, elect to receive shares of common stock of the post-Transaction combined entity (such shares, “Company Shares”) in satisfaction of all or any portion of the Post-Closing Deferred Cash Obligation (the “Post-Closing Deferred Stock Payment” and such shares, the “Post-Closing Deferred Stock Payment Shares”), provided, however, that the Company shall not be required to issue Company Shares pursuant to this Section 2(e)(i)(3) if the issuance of the Post-Closing Deferred Stock Payment Shares would, in the Company’s reasonable opinion, be required to be approved by the stockholders of the Company pursuant to applicable stock exchange listing rules (including, for the avoidance of doubt, Nasdaq Rule 5635(d) or NYSE Rule 312.03(c)). The Company’s obligation to issue the Post-Closing Deferred Stock Payment Shares shall also be contingent upon the Company’s receipt of such certificates, legal opinions or other documents as may be reasonably requested by the Company to ensure that the issuance of the Post-Closing Deferred Stock Payment Shares will not violate any applicable securities laws or securities exchange rules. The Post-Closing Deferred Stock Payment Shares shall be issued at an assumed price (the “Post-Closing Purchase Price”) of the arithmetic average of the Daily VWAP (as defined below) for the five VWAP Trading Days (as defined below) ending on the VWAP Trading Day immediately preceding the date on which the Representative provides written notice of its election to receive Post-Closing Deferred Stock Payment Shares in satisfaction of the Post-Closing Deferred Cash Obligation, such notice to include the amount of Post-Closing Deferred Cash Obligation that is the subject of the Representative’s election, the Post-Closing Purchase Price as calculated by the Representative and the number of Post-Closing Deferred Stock Payment Shares to be received. For the avoidance of doubt, any portion of the Post-Closing Deferred Cash Obligation that is not converted into the right to receive Post-Closing Deferred Stock Payment Shares shall remain due and payable in cash in accordance with this section.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Company Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NOGN <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one Company Share on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Representative). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“VWAP Trading Day” means a day on which trading in the Company Shares generally occurs on the principal U.S. national or regional securities exchange on which the Company Shares is then listed or, if the Company Shares is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Company Shares are then traded.

(iii) It is understood that the Representative has been authorized, for its own account and the accounts of the several Underwriters, to accept delivery of and receipt for, and make payment by wire transfer payable in same-day funds to an account specified by the Company and to the Trust Account as described below in this Section of the purchase price for, the Firm Securities and any Optional Securities the Underwriters have agreed to purchase. The Representative, individually and not as the Representative of the Underwriters, may (but shall not be obligated to) make payment for any Offered Securities to be purchased by any Underwriter whose funds shall not have been received by the Representative by the First Closing Date or the applicable Option Closing Date, as the case may be, for the account of such Underwriter, but any such payment shall not relieve such Underwriter from any of its obligations under this Agreement.

(iv) Payment for the Firm Securities shall be made as follows: The net proceeds for the Firm Securities (including the Closing Deferred Cash Payment, but excluding the Post-Closing Deferred Cash Payment) shall be deposited in the Trust Account pursuant to the terms of the Trust Agreement along with such portion of the proceeds of the sale of the Private Placement Warrants in order for the Trust Account to equal the product of the number of Units sold and the public offering price per Unit as set forth on the cover of the Prospectus upon delivery to the Representative of the Firm Securities through the facilities of DTC or, if the Representative has otherwise instructed, upon delivery to the Representative of certificates (in form and substance satisfactory to the Representative) representing the Firm Securities, in each case for the account of the Underwriters. The Firm Securities shall be registered in such name or names and in such authorized denominations as the Representative may request in writing at least one business day prior to the First Closing Date. If delivery is not made through the facilities of DTC, the Company will permit the Representative to examine and package the Firm Securities for delivery, at least one business day prior to the First Closing Date at a location in New York City as the Representative may designate. The Company shall not be obligated to sell or deliver the Firm Securities except upon tender of payment by the Representative for all the Firm Securities. At least one business day prior to the First Closing Date, the Company shall deposit proceeds from the sale of the Private Placement Warrants into the Trust Account as provided by the terms of the Warrant Purchase Agreement.

(v) Payment for the Optional Securities shall be made as follows: $9.80 per Optional Security (including any Closing Deferred Cash Payment attributable to the Optional Securities but excluding any Post-Closing Deferred Cash Payment attributable to the Optional Securities) shall be deposited in the Trust Account pursuant to the terms of the Trust Agreement upon delivery to the Representative of the Optional Securities through the facilities of DTC or, if the Representative has otherwise instructed, upon delivery to the Representative of certificates (in form and substance satisfactory to the Representative) representing the Optional Securities for the account of the Underwriters. The Optional Securities shall be registered in such name or names and in such authorized denominations as the Representative may request in writing at least two business days prior to the Option Closing Date. If delivery is not made through the facilities of DTC, the Company will permit the Representative to examine and package the Optional Securities for delivery, at least one business day prior to the Option Closing Date. The Company shall not be obligated to sell or deliver the Optional Securities except upon tender of payment by the Representative for all the Optional Securities. At least one business day prior to the Option Closing Date, the Company shall deposit the proceeds from the sale of the applicable Private Placement Warrants into the Trust Account.

(b) Section 3(aa) of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

aa) Payment of Deferred Discount. Upon the consummation of the initial Business Combination, the Company will pay to the Representative, on behalf of the Underwriters, the Closing Deferred Cash Payment. Payment of the Closing Deferred Cash Payment will be made out of the proceeds of the Offering held in the Trust Account, and, concurrent with any transfer of the funds held in the Trust Account to the Company or any other person, the Company will instruct CST to transfer the Closing Deferred Cash Payment to the Representative. The Underwriters shall have no claim to payment of any interest earned on the portion of the proceeds held in the Trust Account representing the Closing Deferred Cash Payment. The Post-Closing Deferred Cash Payment (or, if applicable, the Post-Closing Deferred Stock Payment) shall be paid to the Representative in accordance with the process described in Section 2(e) hereof. If the Company fails to consummate its initial Business Combination within 18 months from the closing of the Offering (or such later date as may be approved by the Company’s stockholders), the Deferred Discount will not be paid to the Representative and the Closing Deferred Cash Payment will, instead, be included in the Liquidation distribution of the proceeds held in the Trust Account made to the Public Stockholders. In connection with any such Liquidation, the Underwriters forfeit any rights or claims to any portion of the Deferred Discount.

(a) The following shall be added after the last sentence of Section 4 of the Agreement:

For the avoidance of doubt, the Company agrees to pay all costs, fees and expenses pursuant to the foregoing irrespective of any redemption in connection with the closing of a Business Combination.

(b) Section 5(k) of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

(k) Deposit to the Trust Account. The Sponsor (at least one business day prior to the First Closing Date and each Option Closing Date), shall have caused proceeds from the sale of the Private Placement Warrants to be deposited into the Trust Account so that together with proceeds for the Firm Securities (including the Closing Deferred Cash Payment), or with respect to the Optional Securities, proceeds from the Optional Securities (including the Closing Deferred Cash Payment), the aggregate amount of money deposited into the Trust Account would equal the product of the number of Units issued and the public offering price per Unit as set forth on the cover of the Prospectus.

2. No Further Amendment. The Parties agree that, except as provided herein, all other provisions of the Underwriting Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment forms an integral and inseparable part of the Underwriting Agreement.

3. References.

(a) All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Underwriting Agreement shall refer to the Underwriting Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Underwriting Agreement (as amended hereby) and references in the Underwriting Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to July 28, 2021.

4. Amendments. This Amendment may be amended or modified in whole or in part only by a duly authorized agreement in writing in the same manner as this Amendment, which makes reference to this Amendment and which shall be executed by all parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO and CFO

Signature Page to Amendment to Underwriting Agreement

JEFFERIES LLC

By:	/s/ Evan Osheroff
Name:	Evan Osheroff
Title:	Managing Director

Signature Page to Amendment to Underwriting Agreement